December 23, 2005


Mail Stop 4561


Mr. Dov Perlysky
Chief Executive Officer Chief Financial Officer
Lawrence Consulting Group, Inc.
445 Cedarhurst Avenue, Suite 305
Cedarhurst, NY  11516

      Re:	Lawrence Consulting Group, Inc.
      Form 10-KSB for the year ended June 30, 2005
      Filed September 28, 2005
      File No. 000-50956

Dear Mr. Perlysky:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

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Mr. Dov Perlysky
Lawrence Consulting Group, Inc.
December 15, 2005
Page 1